EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Chester Valley Bancorp Inc.:


We consent to the incorporation by reference in the registration statements Nos. 033-71376, 333-42099, 333-50032 and 333-54020 on Form S-8 and No. 33-72210 on
Form S-3 of Chester Valley Bancorp Inc. of our report dated July 26, 2002, relating to the consolidated statements of financial condition of Chester Valley Bancorp Inc. and subsidiaries as of June 30, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended June 30, 2002, which report appears in the June 30, 2002 Form 10-K of Chester Valley Bancorp Inc.






/s/ KPMG LLP
Philadelphia, Pennsylvania
September 12, 2002